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                                                                   Exhibit 10.06

                                                               December 28, 1992

TO:               Eugene D. Levin

FROM:             Joseph M. Field

RE:               Terms of Employment

                  This will confirm the agreement which we have reached regarding the terms of your employment at Entercom effective October 1, 1992.

                  We have agreed that commencing October 1, 1992 you will be compensated as follows:

                  1. Your weekly salary will be $1,534.25 (annual rate of $80,000.00). Effective as of January 1, 1993 your weekly salary will be increased to $1,630.14 (annual rate of $85,000.00). Your salary will be increased annually effective January 1 of each year commencing January 1, 1994. The increase shall be a percentage equal to the percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U), as published by the U.S. Department of Labor for the immediately preceding November, compared to the CPI-U for the month of November one year earlier.

                  2. In addition to the salary set forth in 1 above, we have agreed that you will be paid an incentive bonus based on increases in the real cash flow of the Company. The formula set out below attempts to do this but it cannot anticipate significant changes in the Company's accounting methods which may occur subsequent to the date of this letter. Therefore in the event of a significant change in the Company's accounting methods that would result in a significant deviation from the stated purpose of the incentive then we have agreed to equitably adjust the formula set forth below so that after reflecting such accounting change the formula reflects the principle that the incentive is to be based on changes in real cash flow. Changes in the Company's accounting methods which have occurred prior to the date of this letter have already been considered and are fully reflected in the formula. The formula to which we have agreed is that you will be paid incentive compensation equal to 0.5% of the excess of the Company's annual Adjusted Net Income (as defined below) over the ANI Base (as defined below) using an October 1 to September 30 fiscal year, beginning with the 1992-93 fiscal year. Such incentive shall be paid on the first regular payroll date for the corporate office which occurs after the December 31st following the end of the fiscal year in question. In the event of a termination of your employment,
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the incentive payable under this paragraph 2 for the year of termination shall be that portion of the incentive that would have been payable for the entire fiscal year in which the termination occurs, which is computed by multiplying the incentive for the entire fiscal year by a fraction in which the numerator is the number of days from the start of the fiscal year to the date of termination and the denominator is 365.

                  3. For purposes of this agreement the following definitions shall be applicable.

                           (a) The "ANI Base" for the 1992-93 fiscal year shall
                  be $1,080,594.00. This amount is the ANI for the 1991-92 fiscal year. For each fiscal year following the 1992-93 fiscal year the "ANI Base" shall be increased by a percentage equal to the percentage increase in the CPI-U for September of that year compared to the CPI-U for September one year earlier."

                           (b) "Normal Capital Replacements" in the 1991-92
                  fiscal year shall be $56,552.22 for each radio station owned and operated by the Company. This per station amount will be increased each fiscal year thereafter in accordance with increases in the CPI-U for the preceding one year period (September to September) and shall also be adjusted pro rata for any changes in the number of stations owned and operated by the Company during any year.

                           (c) "Pro Forma Taxable Income (Loss)" shall mean the
                  net income of the Company as shown on the audited financial statements of the Company for the fiscal year in question adjusted for book vs. tax permanent differences but not adjusted for book vs. tax timing differences. For example, 20% of certain travel and entertainment expenses are not deductible expenses for tax purposes and are a book vs. tax permanent difference. Therefore the net income of the Company must be increased by the non-deductible portion of such expenses in computing "Pro Forma Taxable Income". On the other hand the difference between book depreciation (computed on a straight line basis) and tax depreciation (computed on an accelerated basis) is a book vs. tax timing difference and is not to be used as an adjustment to net income of the Company in computing "Pro Forma Taxable Income". All such book vs. tax
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                  differences (both permanent and timing differences) are
                  identified on the Company's Federal Income Tax Return. In the event that the Company files an amended tax return which changes the tax treatment of any such book vs. tax difference from a timing difference to a permanent difference or vice versa, then the effect of such change on the Pro Forma Taxable Income for the amended year shall be added (or subtracted as the case may be) from the Pro Forma Taxable Income of the year in which such amended tax return is filed.

                           (d) "Shareholders Tax Obligation (Benefit)" shall
                  mean the amount, for any fiscal year in which the Company is taxed as a Subchapter S corporation, which is computed by multiplying the Pro Forma Taxable Income (or Loss) of the Company by the higher of the combined maximum income tax rates (federal, state and local) applicable to a shareholder or shareholders resident in Lower Merion Township, Pennsylvania or to a shareholder or shareholders holding at least 25% of the Company's capital stock who reside in any other jurisdiction as of the end of the calendar year in which the Company's fiscal year ends. In the event that there is Pro Forma Taxable Income the resultant number is the Shareholders Subchapter S Tax Obligation. In the event that there is a Pro Forma Taxable Loss the resultant number is the Shareholders Subchapter S Tax Benefit.

                           (e) "Adjusted Net Income" shall mean net income of
                  the Company as shown on the audited financial statements of the Company for the fiscal year in question plus charges or expenses for depreciation or amortization (exclusive of amortization of format change expenses) less Normal Capital Replacements (as defined above) and, so long as the Company is taxed as a Subchapter S corporation, less the Shareholders Subchapter S Tax Obligation or plus the Shareholders Subchapter S Tax Benefit (as defined above) as the case may be.

                  4. In the event the Company makes a Special or Liquidating Distribution, as defined below, you will be paid a Special Bonus equal to 0.25% of the total amount or value of any such Special Distribution or 0.05% of any such Liquidating Distribution. Such Special Bonus will be in addition to the salary and incentive compensation set forth in paragraphs 1 and 2 above. Notwithstanding anything to the contrary set forth
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herein, in the event that any portion of any special or Liquidating Distribution is made in a medium other than cash, the Company at its option may elect to pay the same portion of any such Special Bonus in the same medium or alternatively in a similar medium or in cash of at least equivalent value.

Such Special Bonus shall be earned as of the record date for any such Distribution and shall be paid on the same date as such Distribution is made to shareholders, provided that you must be employed on such record date to earn any such Special Bonus, and further provided that no change or adjustment shall be made to the "ANI Base" as a result of any such Special or Liquidating Distribution in the year of any such Distribution or in any subsequent year, it being agreed that the Special Bonus shall be in lieu of any such change or adjustment. A Special Distribution shall be defined as any dividend or distribution made to the shareholders except:

                           (a) regular dividends or distributions made on a
                  quarterly or other periodic basis;

                           (b) dividends or distributions made to defray
                  shareholders' liability for income taxes with respect to the taxable income of the Company; and

                           (c) any dividend or distribution of stock or rights,
                  warrants or options to acquire stock either in the Company or any other company which is related to it either as a parent, subsidiary, successor or company under common or similar ownership or control; and

                           (d) any Liquidating Distribution.

A "Liquidating Distribution" shall be defined as any dividend or distribution made to the shareholders pursuant to a plan of complete liquidation of the Company.

                  5. You will be entitled to medical insurance for yourself and your dependents and to life insurance, vacation and other benefits available to officers of the Company in accordance with Company policy. You will also be eligible to participate in the Entercom Officers Profit Sharing Plan in accordance with the terms of the Plan.
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                  6. You will be provided with the use of a Company vehicle (to be selected by the Company) and insurance thereon. You will be responsible for gas for the automobile. The Company will be responsible for repairs and maintenance (including oil).

                  7. It is understood and agreed that your position is one of executive authority involving the exercise of discretion in matters affecting the vital interests of the Company, including the existence and degree of profitability of the enterprise and the maintenance and renewal of its principal assets, its FCC broadcast licenses. It is therefore essential that the relationship at all times be one of complete confidence and mutual understanding with respect to policies and goals. Accordingly it is expressly understood that nothing herein shall be construed as altering the "at will" nature of your employment and either party retains the right to terminate this agreement at any time either for good cause or solely for the convenience of either party provided that, except where there is good cause for said termination, each party agrees to give at least thirty (30) days' notice in advance of said termination. If you give notice of termination, the Company may at its option waive such notice and accept your termination effective at any time prior to the expiration of the notice period.

                  Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this memo.

                                                            Very truly yours,

                                                            /s/ Joseph M. Field
                                                            Joseph M. Field

As agreed

/s/ Eugene D. Levin
Eugene D. Levin
Date:    8/13/93
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                      Eugene D. Levin Employment Agreement

                       Calculation of Adjusted Net Income
                         for Fiscal Year Ending 9/30/92

Net Income                                                             370,187
Plus:    Depreciation and Amortization                               1,468,193
         (exclusive of amortization of format
         change expenses)
                  Subtotal                                           1,838,380

Less:    Normal Capital Replacements 1                                 622,077
----
Less:    Shareholders Tax Obligation 2                                 135,709
                                                                   -----------

                  Adjusted Net Income for FYE 9/30/92                1,080,594

(1) Normal Capital Replacements for FYE 9/30/92 is computed in accordance with paragraph 3(b) as follows: Normal capital replacements for FYE 9/30/91 was $54,905.36 per station x CPI increase of 3.0% - $56,552.52.
         This amount x 11 stations = $622,077.75.

(2)      The Shareholders Tax Obligation is computed as follows:

         Pro Forma Taxable Income is equal to Net Income of $370,187 plus an adjustment for permanent book vs. tax differentials of $29,546. Thus Pro Forma Taxable Income is $399,733.

         The applicable tax rate is 33.95%, which is the sum of the 31% Federal Income Tax Rate and the 2.95% Pennsylvania State Income Tax Rate.

         The Shareholders Tax Obligation is equal to Pro Forma Taxable Income x the applicable tax rate: i.e. $399,733 x 33.95% which equals $135,709.35.
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                                                                  March 17, 1994

MEMO TO:          Eugene D. Levin

FROM:             Joseph M. Field

RE:               Terms of Employment

                  This will confirm our agreement regarding amendments to our letter agreement dated December 28, 1992 as follows:

                  1. The definition of Pro Forma Taxable Income (Loss) contained in paragraph 3(c) of the letter agreement is amended to read as follows:

                  (c) "Pro Forma Taxable Income (Loss)" shall mean the net income of the Company as shown on the audited financial statements of the Company for the fiscal year in question excluding any gain or loss from the sale or other disposition of Company owned real estate, radio stations (including FCC licenses, goodwill and other intangibles as well as real and tangible assets associated therewith) or other business units, adjusted for book vs. tax permanent differences but not adjusted for book vs. tax timing differences. For example, 20% of certain travel and entertainment expenses are not deductible expenses for tax purposes and are a book vs. tax permanent difference. Therefore the net income of the Company must be increased by the non-deductible portion of such expenses in computing "Pro Forma Taxable Income". On the other hand the difference between book depreciation (computed on a straight line basis) and tax depreciation (computed on an accelerated basis) is a book vs. tax timing difference and is not to be used as an adjustment to net income of the Company in computing "Pro Forma Taxable Income". All such book vs. tax differences (both permanent and timing differences) are identified on the Company's Federal Income Tax Return. In the event that the Company files an amended tax return which changes the tax treatment of any such book vs. tax difference from a timing difference to a permanent difference or vice versa, then the effect of such change on the Pro Forma Taxable Income for the amended year shall be reflected by adding (or subtracting as the case may be) to or from the Pro Forma Taxable Income of the year in which such amended tax return is filed, instead of making any adjustment to the Pro Forma Taxable Income for the amended year.
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Page Two

                  2. The definition of Adjusted Net income contained in paragraph 3 (e) of the agreement is amended to read as follows:

                           (e) "Adjusted Net Income" shall mean net income of
                  the Company as shown on the audited financial statements of the Company for the fiscal year in question excluding any gain or loss from the sale or other disposition of Company owned real estate, radio stations (including FCC licenses, goodwill and other intangibles as well as real and tangible assets associated therewith) or other business units, plus charges or expenses for depreciation or amortization (exclusive of amortization of format change expenses) less Normal Capital Replacements (as defined above) and, so long as the Company is taxed as a Subchapter S corporation, less the Shareholders Subchapter S Tax Obligation or plus the Shareholders Subchapter S Tax Benefit (as defined above) as the case may be.

                  3. These changes shall be effective January 1, 1994.

                  4. Except as modified above, the letter agreement dated December 28, 1992 shall remain in full force and effect.

                  Please confirm your agreement to the foregoing by signing and returning a copy of this memo.

                                                         Sincerely,

                                                         /s/ Joseph M. Field
                                                         Joseph M. Field

Agreed:


/s/ Eugene D. Levin
Eugene D. Levin

Date     8/2/94
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                                   MEMORANDUM

TO:      John C. Donlevie and Eugene D. Levin

FROM:    Joseph M. Field

DATE:    September 8, 1994

IN RE:   Incentive Compensation Calculation

                  In connection with the calculation of the incentive compensation which you are to receive based upon the special distribution paid to shareholders of the Company on August 2, 1994, we have discussed the issue of the amount of state tax obligation that the shareholders may have relating to the tax on the gain on the sale of the assets of KRXX-FM - Minneapolis and KOQL-FM - Oklahoma City. The taxation of this gain in the various states is not free from doubt. The Company has adopted a position with respect to such state tax obligation, which tax counsel to the Company has advised is a reasonable position. Based upon this position, the total income tax obligation of the shareholders relating to the sale of the assets referenced above is $8,022,582.00. Of that amount the obligation for state income taxes is $593,159.00.

                  This memo will confirm that we have agreed to compute the incentive compensation on the basis of the state tax obligation of the shareholders determined in accordance with the above-referenced position. However, in the event that the state tax obligation of the shareholders with respect to such sales is increased either through final audit or settlement, then each of you has agreed that the incentive compensation payable as a result of said special distribution would be recomputed and in the event the incentive compensation bonus is reduced as a result of such recomputation, your compensation at the time of such recomputation will be reduced by the amount of the reduction in the incentive bonus.

                  Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this memo.

AS AGREED:

/s/ Eugene D. Levin                                  /s/ John C. Donlevie
Eugene D. Levin                                      John C. Donlevie
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                                   MEMORANDUM

MEMO TO:          Gene Levin

FROM:             Joe Field

DATE:             August 7, 1996

RE:               Incentive Compensation

         This will confirm that we have agreed to change the formula for incentive compensation set forth in the memorandum dated 12/28/92 as modified by memos dated 3/17/94 and 9/8/94 to eliminate the effects of the deferral of program format change expenses and to change the treatment of amortization of financing costs.

         We have also agreed that amortization of financing costs should not be added back to net income in order to determine ANI. This adjustment will be made retroactive to years ending 1992 and thereafter. As a result of this change the ANI base set forth in the memo dated 12/28/92 is amended to the sum of $1,194,440.00.

         The net adjustment in incentive for fiscal years ending 1993 and 1994, using the new ANI base and eliminating all effects for deferral of program format change costs results in a net additional payment to you of $2,888.00.

         Please confirm your agreement to the above changes by signing and returning the enclosed copy of this memo. If you have any questions regarding this memo please call me.

ACCEPTED AND AGREED:

BY:      /s/ Eugene D. Levin

DATE:             8/6/96